THE AGREEMENT


On this 4 - th day of September 1996, in Warsaw, between

TVN Sp. z o.o. with its seat in Warsaw, hereinafter referred to as "TVN", represented by Jan Wejchert, acting on the basis of the power-of-attorney from September 2, 1996, and

Przedsiebiorstwo Realizacji i Koordynacji Budownictwa "REALBUD" Sp. z o.o. with its seat in Cracow, hereinafter referred to as "REALBUD", represented by the President of the management board Ryszard Sciborowski, the following agreement was executed:

Whereas REALBUD possesses the controlling interest constituting 71.3 % of the share capital of Telewizja Wisla Sp. z o.o. (hereinafter referred to as "Wisla") and desires to gain for Wisla a strategic investor, which shall ensure further development of Wisla's activity within the scope provided for in the concession for broadcasting television programs;

Whereas TVN applied for a concession for broadcasting television programs in the second concession procedure, and in case such concession is granted, TVN is prepared, pursuant to suggestions of the National Board of Broadcasting and Television, to participate in creation of a federation of regional broadcasters of television programs;

Whereas TVN and Wisla, considering the process of creation of federation of regional broadcasters of television programs as a significant factor for survival on the market of regional broadcasters of television programs, signed on May 7, 1996 the Letter of Intent envisaging the possibility of mutual program, commercial and production cooperation;

Whereas, considering development of competition on the market of television programs broadcasting, especially the entry of powerful cable television broadcasters and satellite television broadcasters, such as HBO and CLT, as well as Wisla's needs to obtain immediate financial means, the intensification of efforts in respect to creation of a federation of regional broadcasters of television programs becomes necessary;

Whereas TVN possesses proper human and financial resources and is prepared to provide Wisla with program and financial support;

Now therefore the Parties hereto agree as follows:

                                    Article 1


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REALBUD hereby declares and ensures TVN that:

1) Wisla is a limited liability company registered in the commercial register held by the District Court for Cracow-Sr--dmiescie, under No RHB _________;

2) The share capital of Wisla amounts to 11,500,000 (eleven million and five hundred thousand) PLN and is divided into 115,000 (one hundred and fifteen thousand) equal and indivisible shares of the value of 100 (one hundred) PLN each, which were entirely covered by contributions of shareholders who acquired such shares. Current list of shareholders, delivered to the register court, constitutes Enclosure No 1 to this agreement;

3) Equal rights and obligations are connected with all shares of Wisla's share capital, and none of the shareholders exercises any particular and personally granted rights;

4) REALBUD is the owner of 81,987 (eighty one thousand and nine hundred eighty seven thousand) shares in the share capital of Wisla, which are free of any liens or any other encumbrances relating to obligatory or proprietary rights established to the benefit of third parties, except for 40,000 (forty thousand) shares pledged to the benefit of Bank Wsp--lpracy Regionalnej as a security of Wisla's loan;

5) Wisla's assets amount to _________ million PLN, and its liabilities amount to 17.5 million PLN, including 14.5 million PLN of obligations towards banks, from which the main creditor is Bank Rozwoju Eksportu. Wisla's statement of assets and liabilities signed by the President of the management board of Wisla constitutes Enclosure No 2 to this agreement.

6) The profits of Wisla in 1995 did not exceed PLN equivalent of 5,000,000 (five million) ECU.

                                    Article 2

1. REALBUD is hereby obligated to sell 56,350 shares in the share capital of Wisla, constituting 49 % of this capital (hereinafter referred to as the "Shares"), to the benefit of TVN, for the price being equivalent of 5,000,000 (five million) American dollars in accordance with the "fixing" rate published by the National Bank of Poland (hereinafter referred to as the "Rate") on a date, in which an agreement to sell the Shares shall be executed, with reservation of provisions of art. 3 item 5.

2. TVN is hereby obligated to purchase the Shares from REALBUD for the price specified in item 1 of this article.

3. REALBUD and TVN obligations provided for in item 1 and 2 shall, in respect to the sale


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      and purchase of the Shares, be deemed as preliminary agreement to sell the
      Shares in the meaning of art. 389-390 of the Civil code, and the promised Shares sale agreement should be executed until October 31, 1996, with reservation of fulfillment of conditions specified in art. 3 and fulfillment of obligations specified in art. 4, by REALBUD. TVN has the right to unilateral written waiver of one or more conditions specified in art. 3 items 1-2 and 5-6, which are deemed reserved for the benefit of TVN.

4. REALBUD obligation to execute the promised Shares sale agreement shall be deemed entirely fulfilled if, but not later than on the date on which the agreement with REALBUD shall be executed, one or more from the rest of shareholders of Wisla sell TVN the same number of shares in the share capital of Wisla, which shares, with the shares sold to TVN by REALBUD, shall constitute 49 % of the share capital of Wisla.

5. REALBUD obligation to execute the promised Shares sale agreement shall also be deemed entirely fulfilled if, on the basis of a resolution concerning increase of the share capital, adopted by the shareholders' meeting of Wisla providing for acquisition, by TVN, of such number of shares in an increased share capital which shall constitute 49 % of this capital after increase, TVN acquires such shares and the register court registers amendment to the by-laws of the company accompanying such share capital increase, not later than within the period specified in item 3.

                                    Article 3

      Execution of the Shares sale agreement is subject to the following:

      1) obtainment of a concession for television programs broadcasting by Wisla, within the scope not narrower than the scope specified in the decision of the Chairman of the National Board of Broadcasting and Television from November 23, 1994, concerning grant of concession to broadcast television program to Wisla, with reservation of possibility of exclusion of transmitter in Katowice, however Wisla shall use its best efforts in order to obtain such transmitter;

      2) obtainment of a concession for television programs broadcasting by TVN in present concession procedure commenced on the basis of the announcement of the National Board of Broadcasting and Television published in Gazeta Wyborcza dated February 25-26, 1995;

      3) consent of TVN's supervisory board to acquire shares in the share capital of Wisla or, amendment of the yearly budget and the plan of activity by inclusion of acquisition of shares in the share capital of Wisla by the shareholders' meeting of TVN;


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

      4) REALBUD shall obtain a consent from the remaining shareholders and supervisory board of Wisla for proportional, or other agreed, sale of the Shares to the benefit of TVN, and if one or more shareholders does not participate in such sale, such shareholders shall not exercise their pre-emption right in respect to the Shares.

      5) final register court decision on registration of amendments to Wisla's by-laws resulting in: (i) TVN shall obtain the right to directly appoint the President of management board of Wisla and such additional number of Wisla management and supervisory board members which, in case of odd number of members of those bodies, shall jointly be the highest number not exceeding the half number of members of a given body; (ii) dismissal or suspension in its activity of the President or members of the management or supervisory board appointed by TVN shall require voting for adoption of such resolution, respectively, by TVN as the shareholder of Wisla, or members of the supervisory board appointed by TVN; and
            (iii) representation of Wisla in respect to third parties shall require cooperation of two members of the management board, including the President of the management board; and in the event specified in art. 2 item 5, amendment of the by-laws of the company should also include the increase of the share capital;

      6) conformity of declarations and statements of REALBUD, as provided for in art. 1, with the factual and legal state for the date of the Shares sale. In case if, on the basis of performed by an auditor financial audit of Wisla, on TVN order, the actual financial state of Wisla is worse (lower assets and/or higher liabilities) by more than 10 % in comparison with declarations contained in art. 1 item 5, the sale price for the Shares specified in art. 2 item 1 shall be decreased by the same %; in case the financial state of Wisla is worse by more than 30 %, TVN has the right to rescind this agreement.

                                    Article 4

1.    REALBUD is obligated following the date of this agreement execution:

      1) to obtain, within 21 days from the date of this agreement execution, a consent mentioned in art. 3 item 4, or cause a resolution concerning increase of the share capital of Wisla, consistent with the contents of art. 2 item 5, to be adopted;

      2) not to sell or encumber with any obligation or proprietary rights established for the benefit of third parties (including obligation to sell) any shares possessed in the share capital of Wisla;

      3) to exercise its pre-emption right in respect to all shares in the share capital of


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

            Wisla which may by offered for sale by other shareholders;

      4) to exercise all rights of the shareholder possessing the controlling interest in the share capital of Wisla in order to ensure that Wisla shall not perform any legal actions, without prior written consent of TVN, which would result in (i) sale or encumbrance of Wisla's assets of aggregate PLN value exceeding the amount of 50,000 (fifty thousand) American dollars, calculated in accordance with the Rate on the date of such legal actions performance or, (ii) Wisla's liabilities exceeding in aggregate the equivalent in PLN of the amount of 100,000 (one hundred thousand) American dollars, calculated in accordance with the Rate on the date of performance of such legal actions.

2. REALBUD is also obligated to designate a part of the sale price for the Shares, being equivalent in PLN of the amount of 1,000,000 (one million) American dollars, for the increase of the share capital of Wisla, which shall be performed after receipt of the entire amount of price for the Shares by REALBUD, and within the scope of such increase TVN shall perform conversion specified in art. 6 item 2.

                                    Article 5

1. Notwithstanding REALBUD's obligation to sell the Shares, in case the Shares are sold, REALBUD is also obligated, subject to obtainment of the National Board of Broadcasting and Television consent for taking control over Wisla by TVN, to sell to TVN further shares constituting 2 % of the share capital of Wisla on the date of sale agreement execution (hereinafter referred to as the "Further Shares"). The price to be paid for the Further Shares shall equal the product of the number of the Further Shares and the unit price of the Share resulting from art. 2 item 1.

2. REALBUD's obligation contained in item 1 above shall be deemed as preliminary agreement for the sale of the Further Shares in the meaning of art. 389-390 of the Civil code, and the promised sale agreement of the Further Shares should be executed until August 31, 1997, subject to obtainment of the National Board of Broadcasting and Television consent, specified in item 1.

3. REALBUD's obligation to execute the promised sale agreement of the Further Shares shall be deemed entirely performed if Ryszard Sciborski, within the period specified in item 1 above, alone or with other persons being members of Wisla's authorities on the date of this agreement execution, contributes the Further Shares to the share capital of TVN in exchange for TVN's shares constituting 2 % of the share capital of TVN on the date of adoption of a resolution concerning increase of the share capital of TVN by the


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

      Further Shares.

                                    Article 6

1.    In exchange for obligations undertaken by REALBUD, TVN is obligated:

      a) make an advance payment, subject to establishment of a pledge mentioned in the next sentence, into the bank account of REALBUD in ING Bank in Warsaw, amounting to PLN equivalent of the amount of 4,458,000 (four million four hundred fifty eight thousand) American dollars, calculated in accordance with the Rate on the date of the transfer, however a part of such advance payment, constituting PLN equivalent of the amount of 2,958,000 (two million nine hundred fifty eight thousand) American dollars, shall be transferred until September 10, 1996, and a part of the advance payment, constituting PLN equivalent of the amount of 1,500,000 (one million five hundred thousand) American dollars, shall be transferred until September 16, 1996, subject to Wisla's obtainment of the concession mentioned in art. 3 item 1.

            In order to secure the repayment of the advance payment, in case the promised Shares sale agreement is not executed, including return in double amount if the promised sale agreement is not executed due to the fault of REALBUD, REALBUD shall establish, after obtainment of Wisla's supervisory board consent, a pledge to the benefit of ING Bank Warsaw on all shares possessed in the share capital of Wisla, which are not subject to the pledge pursuant to art. 1 item 4, retaining the right to vote with respect to all pledged shares.

      b) to arrange, within the period not longer than until September 16, 1996, subject to Wisla's obtainment of the concession mentioned in art. 3 item 1, a loan from ING Bank Warsaw to the benefit of Wisla. The loan to the benefit of Wisla shall amount to 1,000,000 (one million) American dollars or equivalent of such amount in PLN. Wisla shall transfer the ownership of agreed upon with the bank transmitting equipment as a security for the loan repayment.

2. In case the Shares sale agreement is executed, TVN shall take over Wisla's debt resulting from the loan mentioned in item 1 letter b). The amount of all TVN's claim towards Wisla resulting from the loan shall be converted into share capital of Wisla.

3. After transfer of the ownership of Shares to TVN, Wisla and REALBUD, with participation of TVN, shall commence renegotiation of loan agreements executed by Wisla with the banks. The purpose of renegotiations shall be an assumption of guarantees relating to a part of Wisla loans from REALBUD by TVN, so as the proportions of


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

      the amounts of loans guaranteed by TVN and REALBUD shall reflect the proportions of TVN and REALBUD share in the share capital of Wisla (for the purposes of determining this proportion the shares possessed by TVN and REALBUD in Wisla constitute 100 % of its share capital).

                                    Article 7

      Taking into consideration the essence of the legal relationship between the parties of this agreement in respect to obligations of REALBUD to sell the Shares and the Further Shares, REALBUD hereby grants Altheimer & Gray Polska Sp. z o.o an irrevocable power-of-attorney to execute sale agreements of the Shares and the Further Shares in the name of REALBUD, subject to fulfillment of conditions mentioned in art. 3 in respect to the Shares, and art. 5 item 2 in respect to the Further Shares.

                                    Article 8

      All amendments of this agreement shall require written form, otherwise they shall be null and void.

                                    Article 9

      This agreement was executed in one copy.



REALBUD Sp. z o.o.                                          TVN Sp. z o.o.


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